UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Exchange Act of 1934

Date of Report (Date of earliest event reported) December 11, 2015

SIMMONS FIRST NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Arkansas	0-6253	71-0407808
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Main Street, Pine Bluff, Arkansas		71601
(Address of principal executive offices)		(Zip Code)

(870) 541-1000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of and Severance Compensation Program for David L. Bartlett

Previously David L. Bartlett, President and Chief Banking Officer of the Company, had announced his intention to retire in early 2016. On December 11, 2015, Mr. Bartlett and the Company entered into a separation agreement and release pursuant to which Mr. Bartlett will separate from service on January 15, 2016. Pursuant to the terms of the separation agreement and release, in exchange for non-competition and non-solicitation arrangements from Mr. Bartlett for a period of one (1) year and a routine general release of claims, he will receive:

•	a lump sum cash payments totaling of $784,003 during the first quarter of 2016,
•	accelerated vesting and payment of the remaining cash payments in the amount of $125,000 due Mr. Bartlett under the Executive Officer Retention Plan on January 15, 2016,
•	payment for any cash or stock incentive earned by Mr. Bartlett for 2015 under the Company’s incentive plans to be paid when benefits under such plans are paid to other participating employees,
•	acceleration of the vesting for 7,645 non-qualified stock options for currently held by Mr. Bartlett to January 15, 2016,
•	acceleration of vesting of 15,459 shares of restricted stock currently held by Mr. Bartlett to January 15, 2016,
•	acceleration of the vesting of his $629,539 death benefit under the Company’s Split Dollar Life Insurance Program to January 15, 2016, and
•	payment of dues to a country club of his choice for one year.

All of the foregoing payments are subject to normal and routine tax withholding by the Company at the time of payment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMMONS FIRST NATIONAL CORPORATION

/s/ Robert A. Fehlman
Date: December 15, 2015	Robert A. Fehlman, Senior Executive Vice President,
Chief Financial Officer and Treasurer